UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 30, 2012
Date of Report (Date of earliest event reported)

TAPIMMUNE INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27239	88-0277072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 Eastlake Avenue East, Suite 100, Seattle, WA	98102
(Address of principal executive offices)	(Zip Code)

(206) 504-7278
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sale of Equity Securities.

As discussed in Item 5.02 below, we issued 250,000 options to purchase shares of our common stock to a consultant.  The options were issued in reliance on exemptions from registration under Section 4(2) of the Securities Act of 1933.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2012, we appointed Mark Reddish as one of our Directors.  Mark was formerly Vice President of Product Development and Principal Investigator, Biodefense at ID Biomedical, Bothell, WA, prior to the acquisition of the company by Glaxo SmithKline for $1.6 billion.  At Biomira Inc,  (renamed Oncothyreon) he was responsible for preclinical development of their cancer vaccines program where he led the early research and clinical development of Stimuvax, which is currently in late Stage 3 clinical trials under a partnership with Merck KGa.  In 2007, Mark started a consultancy business where he advised pharmaceutical companies such as AI Biopharma, BMG Hematology and PriTest.

Mark brings thirty years of biomedical experience ranging from clinical and academic research to industrial product development and has already brought significant value and insight to the company as a member of the scientific advisory board. He has over 50 publications and a number of issued and pending patents in the area of vaccine technologies.

As compensation for serving as a Director, we have granted Mr. Reddish options to purchase 250,000 shares of our common stock at $0.17 per share under our 2009 Stock Incentive Plan. 6,844 of such options will vest each month for a total of 36months.

Effective as of May 8, 2012, we appointed James W. Fuller as one of our directors.  James was formerly a Vice President of the New York Stock Exchange and director of the Securities Investor Protection Corporation. In addition to his over 30 years experience in the securities markets, Mr. Fuller sat on the Board of Trustees of the University of California, Santa Cruz.  Mr. Fuller received his BS in Political Science from San Jose State University and his MBA from California State University- Fresno.

Effective as of May 8, 2012, Denis Corin has resigned as our President, Acting Chief Executive Officer and Acting Principal Accounting Officer and has resigned from his position as a director of our company.  These resignations did not result from any dispute or disagreement with us, our independent accountants, our counsel or our operations, policies and practices.  Mr. Corin will continue to work with us as an independent consultant and Board Advisor.  We have entered into an agreement with Mr. Corin to continue compensation arrangements with his consulting company for his work as a consultant to us at approximately the same levels as the compensation arrangements he had as a director and officer of our company.  His existing stock options will vest immediately, and he will be granted new options to purchase 250,000 shares of our common stock at $0.17 per share under our 2009 Stock Incentive Plan.  20,833 of such options will vest each month for a total of 12 months.

Effective as of May 8, 2012, Glynn Wilson, our Chief Executive Officer and the Chairman of our Board of Directors, was appointed at our Chief Financial Officer and Secretary.  Glynn will continue to serve as our Chief Executive Officer and the Chairman of our Board of Directors.

Item 8.01	Other Events.

On May 4, 2012, we issued a news release announcing that following recent IRB approval, a Phase I Clinical Trial on a novel set of HER2/neu Class II antigens will start at Mayo Clinic, Rochester MN. Mayo Clinic received IND allowance from the FDA for this trial in 2011. We are sponsoring the Phase I study and have an Exclusive Option to License the antigen technology at the end of Phase I. Following a positive response from breast cancer patients wishing to be part of this trial, we anticipate the initial patient recruitment to be fully subscribed. The study will have an interim safety analysis that will examine safety after 5 patients have been enrolled and received a single cycle of treatments.   A copy of the news release is attached hereto as Exhibit 99.2.

We are a Nevada corporation with our shares of common stock registered under Section 12(g) of the United States Securities Exchange Act of 1934, as amended.  We file annual and other reports with the United States Securities and Exchange Commission.  On May 3, 2012, we received a cease trade order (the “CTO”) from the British Columbia Securities Commission (the “BCSC”), the effect of which is limited to the Province of British Columbia.  A copy of the BCSC’s CTO is attached hereto as Exhibit 99.3.

By its terms, the CTO was issued because we had not filed certain material change reports and news releases on the System for Electronic Document Analysis and Retrieval (“SEDAR”), the electronic filing system for the disclosure of documents of public companies across Canada.

As a consequence of the CTO, we are now seeking legal advice in connection with this matter, are in the process of having the necessary documentation prepared and filed, and expect to be in communication with the BCSC promptly in order to determine the exact manner in which we are able to satisfy the requirements of the BCSC.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	(d)Exhibits.

Exhibit	Exhibit Description

99.1 99.2 99.3	Letter of Resignation from Denis Corin, dated May 8, 2012 News Release dated May 4, 2012 May 3, 2012 Cease Trade Order of the British Columbia Securities Commission

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAPIMMUNE INC.
Date: May 14, 2012	By: /s/ Glynn Wilson Name: Glynn Wilson Title: Chairman and CEO